Atomic World Media Appoints Mr. Brett Lyons to the Board of Directors

October 15, 2014 – DALLAS, TX Atomic Paintball, Inc. (OTC: ATOC) dba Atomic World Media is pleased to announce that its Board of Directors has appointed Mr. Brett Lyons to the Board Directors.

Atomic CEO and Chairman stated: "Brett’s knowledge, skills and network make him a valuable addition to our team.”

Commenting on his appointment, Mr. Brett Lyons stated: "Working with the Atomic team as they build out a world class offering connecting brands, retailers and consumers utilizing tomorrow’s technology today.  Consumers rely on mobile devices and in location screens to provide up to date relevant information. Atomic is building a bridge to connect consumers to relevant brands and messaging at the point of purchase."

Mr. Lyons experience includes senior level management positions for United Television Sales, Inc., Petry Inc. and TraffIQ Systems (INNX). Mr. Lyons also worked for Nearware Networks where he worked with national syndicators WB, Buena Vista, Paramount, and King World. Mr. Lyons then joined Madison Road Entertainment before founding Match Entertainment in 2008. In 2013 Match generated 9 million dollars in revenue through multi-platform initiatives.

As previously announced on Wednesday September 24, 2014 Atomic Paintball Inc. has entered into a letter of intent to acquire and license technology to launch out of home media business. (http://www.prnewswire.com/news-releases/atomic-signs-letter-of-intent-to-acquire-and-license-technology-to-launch-out-of-home-media-business-276914121.html ).

Currently, Atomic is an early stage company focused on rolling out the first geospatial narrowcast, interactive digital media network that links brands and retailers to consumers and their mobile devices.

Safe Harbor Statement/ Forward-Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward looking statements, whether as a result of future events, new information, or otherwise.

Contact Information:

Darren Dunckel
CEOAtomic Paintball, Inc.
darren.dunckel@atomicworldmedia.com
310-729-9007